EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Entrust, Inc. on Form S-8 of our report dated February 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and other purchased intangibles, as of January 1, 2002, as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in the Annual Report on Form 10-K of Entrust, Inc. for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Dallas, Texas

March 17, 2003